Exhibit 99.1

Encision Adds Two Independent Directors

Boulder, Colorado, June 1, 2005 -- Encision Inc. (Amex: ECI), a medical device company with patented surgical technology emerging as a standard of care in minimally-invasive surgery, announced the appointment of Bruce Arfmann and George Stewart to its Board of Directors, effective July 1, 2005.  Mr. Arfmann and Mr. Stewart will also become members of the Audit Committee.

Bruce L. Arfmann is a business consultant for private and public companies working with top management and Boards of Directors.  During the 1990s he served as Executive Vice President and CFO for Colorado Medtech, Inc.  Mr. Arfmann spent 20 years with Arthur Andersen, both domestically and internationally, and was a Partner his last eight years.  Bruce Arfmann brings in-depth financial expertise as well as experience with investor relations, money managers, analysts, and mergers and acquisitions.

George A. Stewart is an independent consultant to companies in the life sciences and medical device markets.  From 2000 to 2004, he served as Director and Strategic Advisor to Irvine Biomedical Inc., which was sold to St. Jude Medical, Inc. in December 2004.  From 1995 to 1999, Mr. Stewart was President of Pfizer Medical Device Group until those seven businesses were divested by Pfizer.  From 1993 to 1995, he was President & CEO of Valleylab Inc. of Boulder, CO.  George Stewart brings a wealth of experience in medical device companies, strategic partnerships and international distribution.

“We are very pleased to have two high caliber individuals such as Bruce and George join our Board,” said Jack Serino, President and CEO of Encision.  “Not only will we gain fresh perspectives from two highly regarded medical industry executives but both of these gentlemen have additionally agreed to serve on our Audit Committee.  This move in strengthening our Board, together with doubling our direct sales force and enhancing our product offerings, better equips us for the next level of growth.”

Encision Inc. designs and manufactures innovative surgical devices that allow the surgeon to optimize technique and patient safety during a broad range of surgical procedures.  Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

CONTACT:          Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com